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Exhibit 10.25

AMENDED AND RESTATED CREDIT AGREEMENT

        THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of                        , 2003, is by and between LECG, LLC, a limited liability company organized under the laws of the State of California (the "Borrower"), the banks which are signatories hereto (individually, a "Bank" and, collectively, the "Banks"), U.S. BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as administrative agent for the Banks (in such capacity, the "Agent") and LA SALLE BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as documentation agent for the Banks (in such capacity, the "Documentation Agent").

RECITALS

        A.    The Borrower, the Parent, U.S. Bank National Association, as a bank and as documentation agent and Wachovia Bank, National Association, as a bank ("Wachovia") and as administrative agent (in such capacity, the "Existing Administrative Agent") are parties to a Credit Agreement dated as of September 29, 2000 (as amended, the "Existing Credit Agreement");

        B.    Pursuant to an Assignment and Acceptance dated concurrently herewith (the "Assignment Agreement") between the Agent, the Banks, the Existing Administrative Agent and Wachovia, among other things (a) Wachovia assigned to LaSalle Bank National Association all of its right, title and interest as a "Bank" in the Existing Credit Agreement and the "Loan Documents" as defined in the Existing Credit Agreement, (b) the Existing Administrative Agent resigned as the "Administrative Agent" under the Existing Credit Agreement pursuant to Section 14.9 of the Existing Credit Agreement and (c) the Banks appointed U.S. Bank National Association as the successor "Administrative Agent" under the Existing Credit Agreement.

        C.    The parties wish to reaffirm, amend and restate the Existing Credit Agreement pursuant to the terms and conditions of this Agreement and the Guaranty (defined below).

        NOW THEREFORE, in consideration for the forgoing premises and other good and valuable consideration, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

        Section 1.1    Defined Terms.    As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

        "Adjusted LIBOR Rate": With respect to each Interest Period applicable to a LIBOR Rate Advance, the rate (rounded upward, if necessary, to the next 1/16th of 1%) determined by dividing the LIBOR Rate for such Interest Period by 1.00 minus the LIBOR Reserve Percentage.

        "Advance": Any portion of the outstanding Revolving Loans or Term Loan by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a LIBOR Rate Advance or a Prime Rate Advance.

        "Affiliate": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, five percent or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, (d) each of such Person's officers or directors, and (e) each of such Person's joint venturers or partners who exercise control over such Person. The term control (including the terms "controlled by" and

"under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

        "Agent": As defined in the opening paragraph hereof.

        "Aggregate Revolving Commitment Amounts": As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

        "Applicable Lending Office": For each Bank and for each type of Advance, the office of such Bank identified as such Bank's Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

        "Applicable Revolving Loan Margin": Subject to the last sentence of this definition, with respect to the period beginning ten days after the financial statements and compliance certificate required by Sections 5.1(c) and (d) are delivered with respect to the last month of any fiscal quarter and ending ten days after the date such financial statements and compliance certificate for the last month of the following fiscal quarter are actually delivered, the percentage specified as applicable to Prime Rate Advances, LIBOR Rate Advances or Revolving Commitment Fees, based on the Cash Flow Leverage Ratio calculated as of the last day of the last month of the fiscal quarter for which such financial statements were delivered:

Cash Flow Leverage Ratio	LIBOR Rate Advances	Prime Rate Advances	Revolving Commitment Fees
Greater than 2.00 to 1.00	3.50%	1.50%	0.500%
Less than or equal to 2.00 to 1.00, but greater than 1.75 to 1.00	3.25%	1.25%	0.375%
Less than or equal to 1.75 to 1.00, but greater than 1.50 to 1.00	3.00%	1.00%	0.375%
Less than or equal to 1.50 to 1.00	2.75%	0.75%	0.250%

        During the period beginning ten days after the financial statements and compliance certificate for the last month of a fiscal quarter are required to be delivered pursuant to Sections 5.1(c) and (d) but are not delivered and ending ten days after the date such financial statements are delivered, the Applicable Revolving Loan Margin shall be as specified above for a Cash Flow Leverage Ratio greater than 2.00 to 1.00. Notwithstanding the forgoing, during the period from the Closing Date until ten days after the financial statements and compliance certificate for the month ending March 31, 2003 are required to be delivered pursuant to Sections 5.1(c) and 5.1(d), the Applicable Revolving Loan Margin for LIBOR Rate Advances, Prime Rate Advances and Revolving Commitment Fees shall be 2.75%, 0.75% and 0.250%, respectively.

        "Applicable Term Loan Margin": Subject to the last sentence of this definition, with respect to the period beginning ten days after the financial statements and compliance certificate required by Sections 5.1(c) and (d) are delivered with respect to the last month of any fiscal quarter and ending ten days after the date such financial statements and compliance certificate for the last month of the following fiscal quarter are actually delivered, the percentage specified as applicable to Prime Rate Advances or

LIBOR Rate Advances, based on the Cash Flow Leverage Ratio calculated as of the last day of the last month of the fiscal quarter for which such financial statements were delivered:

Cash Flow Leverage Ratio	LIBOR Rate Advances	Prime Rate Advances
Greater than 2.00 to 1.00	3.75%	1.75%
Less than or equal to 2.00 to 1.00 but greater than 1.75 to 1.00	3.50%	1.50%
Less than or equal to 1.75 to 1.00, but greater than 1.50 to 1.00	3.25%	1.25%
Less than or equal to 1.50 to 1.00	3.00%	1.00%

        During the period beginning ten days after the financial statements and compliance certificate for the last month of a fiscal quarter are required to be delivered pursuant to Sections 5.1(c) and (d) but are not delivered and ending ten days after the date such financial statements are delivered, the Applicable Term Loan Margin shall be as specified above for a Cash Flow Leverage Ratio greater than 2.00 to 1.00. Notwithstanding the forgoing, during the period from the Closing Date until ten days after the financial statements and compliance certificate for the month ending March 31, 2003 are required to be delivered pursuant to Sections 5.1(c) and 5.1(d), the Applicable Term Loan Margin for LIBOR Rate Advances and Prime Rate Advances and Revolving Commitment Fees shall be 3.00% and 1.00%, respectively.

        "Asset Coverage Ratio": For any date of determination, the ratio of

  (a)
  the aggregate face amount of all rights of the Parent and its Subsidiaries to receive payment for goods sold or services rendered, including any such right evidenced by instruments or chattel paper,

        to

  (b)
  the sum of the Total Revolving Outstandings plus the unpaid principal balance of the Term Loans,

in each case determined without duplication, on a consolidated basis for the Parent and its Subsidiaries and in accordance with GAAP.

        "Assignment Agreement": As defined in Recital B above.

        "Authorized Officer": Any officer of the Borrower specified in the most-recent Notice of Authorized Officer furnished by the Borrower to the Agent on or after the Closing Date.

        "Bank": As defined in the opening paragraph hereof.

        "Board": The Board of Governors of the Federal Reserve System or any successor thereto.

        "Borrower": As defined in the opening paragraph hereof.

        "Borrowing Base": As determined in accordance with the formula set forth in Exhibit A hereto.

        "Borrowing Base Certificate": A certificate in the form of Exhibit B hereto.

        "Borrowing Base Deficiency": At the time of any determination, the amount, if any, by which Total Revolving Outstandings exceed the Borrowing Base.

        "Business Day": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which banks are permitted to be open in Minneapolis, Minnesota.

        "Capital Expenditures": For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Parent and its Subsidiaries during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

        "Capitalized Lease": A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

        "Capitalized Lease Obligations": As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

        "Cash Flow Leverage Ratio": For any period of determination, the ratio of

  (a)
  Total Funded Debt,

        to

  (b)
  EBITDA,

in each case determined without duplication, on a consolidated basis for the Parent and the Subsidiaries and in accordance with GAAP.

        "Change in Control": The occurrence, after the Closing Date and without the prior written consent of the Majority Banks, of: (i) TCEP/LECG Funding Corporation owning or controlling less than thirty percent (30%) of the Equity Interests or thirty percent (30%) of the voting power of the Parent entitled to vote in the election of members of the Board of Directors of, the Parent, (ii) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than TCEP/LECG Funding Corporation, obtaining ownership or control in one or more series of transactions of more than thirty percent (30%) of the Equity Interests or thirty percent (30%) of the voting power of the Parent entitled to vote in the election of members of the Board of Directors of the Parent, (iii) TCEP/LECG Funding Corporation shall at any time cease to be wholly-owned by TCEP Fund VII (or any Affiliate thereof) or TCEP Fund VII shall at any time cease to be managed by the Sponsor, (D) the terms or provisions of any Equity Document are amended or modified in any way which adversely affects the rights or obligations of the Sponsor, TCEP Fund VII or TCEP/LECG Funding Corporation under any Equity Document, including, without limitation, all consent rights under the Securityholders' Agreement (as referred to in the definition of Equity Documents), or (E) the Parent shall cease to own and control one hundred percent (100%) of the Equity Interests or one hundred percent (100%) of the voting power of the Borrower entitled to vote in the selection of the sole manager of the Borrower.

        "Closing Date": Any Business Day selected by the Borrower for the making of the first Loans hereunder; provided, that all the conditions precedent to the obligation of the Banks to make such Loans, as set forth in Article III, have been, or, on such Closing Date, will be, satisfied.

        "Code": The Internal Revenue Code of 1986, as amended.

        "Commitments": The Revolving Commitments and the Term Loan Commitments.

        "Contingent Obligation": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

        "Contingent Purchase Price Obligations": The contingent obligation of the Borrower to pay additional consideration to Navigant Consulting, Inc. (i) in an amount of up to $5,000,000 based upon the employment by the Borrower of certain former employees, officers, contractors or agents of LECG, Inc. within three (3) years of September 29, 2000 and (ii) in an amount of up to $5,000,000 based upon the retention by the Borrower of the employees, consultants or contractors of the Borrower within one (1) year of September 29, 2000, all as more particularly described in the Acquisition Agreement (as defined in the Existing Credit Agreement).

        "Contingent Purchase Price Subordination Agreement": The subordination agreement dated as of September 29, 2000 by and amongParent, Borrower, Navigant Consulting, Inc. and the Existing Administrative Agent.

        "Default": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

        "Defaulting Bank": At any time, any Bank that, at such time (a) has failed to make a Revolving Loan or its Term Loan or any Advances thereunder required pursuant to the terms of this Agreement, including the funding of any participation in accordance with the terms of this Agreement, (b) has failed to pay to the Agent or any Bank an amount owed by such Bank pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.

        "Distributions for Tax": Distributions made by the Parent to its members solely in respect of such members' federal and state income tax liability in an amount not to exceed the amount permitted under Section 4.1(c) of the Parent's limited liability company agreement in effect on the Closing Date.

        "Domestic Subsidiary": Any Subsidiary of the Parent or the Borrower organized under the laws of any state of the United States or the District of Columbia.

        "EBITDA": For any period of determination, the consolidated Net Income of the Parent and its Subsidiaries for such period, plus the sum of the following (to the extent deducted in determining Net Income): (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation and other non-cash charges (including amortization of goodwill, covenants not to compete and other intangible assets), (iv) extraordinary and non-recurring losses or expenses, and (v) losses from the sale of assets, less interest income, any extraordinary or non-recurring gains and any gains from the sale of assets, in each case determined without duplication and in accordance with GAAP.

        "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate": Any trade or business (whether or not incorporated) that is a member of a group of which the Parent or the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

        "Equity Documents": The Securityholders' Agreement by and among the Parent, TCEP/LECG Funding Corporation and the other securityholders named therein, the Purchase Agreement by and among the Parent, the Borrower, TCEP/LECG Funding Corporation and certain purchasers named therein, the Registration Rights Agreement by and among the Parent, TCEP/LECG Funding Corporation and the other securityholders named therein, and the Buy Sell Agreement by and among the Parent, TCEP/LECG Funding Corporation and certain unitholders named therein, including the exhibits and schedules thereto, each dated as of September 29, 2000, and each as amended, restated or otherwise modified from time to time subject to the terms hereof.

        "Equity Interests": All shares, interests, participation or other equivalents, however designated, of or in a corporation, a limited liability company, a general partnership, a limited liability partnership or a limited partnership, whether or not voting, including but not limited to common stock, member interests, warrants, partnership interests, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

        "Event of Default": Any event described in Section 7.1.

        "Excess Cash Flow": For any period of determination, the sum of (a) EBITDA for such period, minus (b) income taxes and Interest Expense paid and deducted in the determination of Net Income for such period (to the extent such taxes and Interest Expense are paid in cash), minus (c) all scheduled principal payments made in respect of Indebtedness during such period (excluding mandatory prepayments upon the Loans made with Excess Cash Flow pursuant to Section 2.7), minus (d) all Capital Expenditures made during such period (to the extent not financed with Indebtedness permitted hereunder), plus or minus (e) the net change in working capital (excluding changes in cash balances, changes in short term indebtedness and changes in deferred taxes) of the Parent and its Subsidiaries during such period.

        "Existing Administrative Agent": As defined in Recital A above.

        "Existing Credit Agreement": As defined in Recital A above.

        "Existing Letter of Credit": Wachovia Bank, National Association's Letter of Credit No. SM415784C issued for the account of the Borrower in the undrawn amount of $426,780.

        "Federal Funds Rate": For any period of determination, a fluctuating interest rate per annum (based on a 360 day year) equal for each day during such period to the weighted average of the rates of interest charged on overnight federal funds transactions, with member banks of the Federal Reserve System only, as reasonably determined by the Agent.

        "Fixed Charge Coverage Ratio": For any period of determination, the ratio of

  (a)
  EBITDA minus the sum of (i) Capital Expenditures to the extent not financed with Indebtedness permitted hereunder, (ii) cash taxes (including Distributions for Tax), and (iii) cash dividends and distributions, to

  (b)
  the sum of (i) Interest Expense and (ii) all required principal payments with respect to Indebtedness (including but not limited to all payments with respect to Capitalized Lease Obligations of the Parent and its Subsidiaries),

in each case determined without duplication, on a consolidated basis for the Parent and its Subsidiaries and in accordance with GAAP.

        "Foreign Subsidiary": Any Subsidiary of the Parent or the Borrower not organized under the laws of any State of the United States or the District of Columbia.

        "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

        "Guaranty": A guaranty of the Parent in the form required by the Agent.

        "Holding Account": A deposit account belonging to the Agent for the benefit of the Banks into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon. The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrower may from time to time request and to which the Agent in its sole discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Agent for its customers.

        "Immediately Available Funds": Funds with good value on the day and in the city in which payment is received.

        "Indebtedness": With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Equity Interests issued by such Person that are convertible or exchangeable into Indebtedness or are required to be redeemed or repurchased at the option of the holder thereof or upon the happening of an event or the passage of time and (l) all Contingent Obligations of such Person.

        "Interest Coverage Ratio": For any period of determination, the ratio of (a) EBITDA, to (b) Interest Expense, in each case determined without duplication, on a consolidated basis for the Parent and its Subsidiaries and in accordance with GAAP.

        "Interest Expense": For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Parent or any of its Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

        "Interest Period": With respect to each LIBOR Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

          (1)    Any Interest Period that would otherwise end on a day which is not a LIBOR Business Day shall be extended to the succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding LIBOR Business Day;

          (2)    Any Interest Period that begins on the last LIBOR Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

          (3)    Any Interest Period applicable to an Advance on a Revolving Loan that would otherwise end after the Revolving Commitment Ending Date shall end on the Revolving Commitment Ending Date, and any Interest Period applicable to an Advance on a Term Loan that would otherwise end after the scheduled maturity of such Term Loan shall end on such maturity.

        Interest Periods shall be selected so that the installment payments on the Term Notes can be paid without having to pay a LIBOR Rate Advance prior to the last day of the Interest Period applicable thereto.

        "Investment": The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into of any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

        "Letter of Credit": An irrevocable letter of credit issued by the Agent pursuant to this Agreement for the account of the Borrower.

        "Letter of Credit Fee": As defined in Section 2.16.

        "Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

        "Life Insurance Assignments": The Assignments of Life Insurance Policy as Collateral with respect to the life insurance policies on the lives of David Teece and David Kaplan from the Borrower in favor of the Agent for the benefit of itself and the Lenders, and the related life insurance questionnaire, as amended, restated, supplemented or otherwise modified.

        "LIBOR Business Day": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank LIBOR market and a day on which banks are open for business in New York City.

        "LIBOR Rate": With respect to each Interest Period applicable to a LIBOR Rate Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Telerate page 3750 as of 11:00 A.M., London time (or such other time as of which such rate appears) two LIBOR Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits are offered to the Agent in the interbank LIBOR market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). "Telerate page 3750" means the display designated as such on the Telerate reporting system operated by Telerate System Incorporated (or such other page as may replace page 3750 for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

        "LIBOR Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Adjusted LIBOR Rate.

        "LIBOR Reserve Percentage": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding LIBOR Rate Advances shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

        "Loan": A Revolving Loan or a Term Loan.

        "Loan Documents": This Agreement, the Notes and the Security Documents.

        "Majority Banks": At any time, Banks other than Defaulting Banks holding at least 51% of the aggregate unpaid principal amount of the Notes, excluding Notes held by Defaulting Banks or, if no Loans are at the time outstanding hereunder, Banks other than Defaulting Banks whose Total Percentages aggregate at least 51% (with Total Percentages being computed without reference to the Revolving Commitment Amounts and Term Loan Commitment Amounts of Defaulting Banks); provided that, if at any date of determination, there are two or fewer Banks, "Required Banks" shall constitute 100% of the Banks other than Defaulting Banks.

        "Material Adverse Occurrence": Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower or any of their Subsidiaries to perform its obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of the Parent, the Borrower or any of their Subsidiaries under any Loan Document, (d) the rights and remedies of the Banks or the Agent against the Parent, the Borrower or any of their Subsidiaries or (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrower hereunder.

        "Multiemployer Plan": A multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Parent, the Borrower or any ERISA Affiliate.

        "Net Cash Proceeds": As applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Parent or any of its Subsidiaries from such sale less the sum of (i) all income taxes and other taxes assessed as a result of such sale and any other fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) sold, which Indebtedness is required to be repaid in connection with such sale, (b) with respect to any offering of Equity Interests or issuance of Indebtedness, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Parent or any of its Subsidiaries thereon or in connection therewith, as applicable, net of all expenses of collection.

        "Net Income": For any period of determination, the net income (or loss) of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Notice of Borrowing or Payment": A written notice of the Borrower to the Agent in the form of Exhibit C-1, properly completed and executed by an Authorized Officer.

        "Notice of Conversion or Continuation": A written notice of the Borrower to the Agent in the form of Exhibit C-2, properly completed and executed by an Authorized Officer.

        "Notice of Authorized Officer": A written notice of the Borrower to the Agent in the form of Exhibit C-3, properly completed and executed by an Authorized Officer.

        "Note": A Term Note or a Revolving Note.

        "Obligations": The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees and Letter of Credit Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, and the Rate Protection Obligations, in all cases whether now existing or hereafter arising or incurred.

        "Other Taxes": As defined in Section 2.27(b).

        "Parent": LECG Holding Company, LLC, a California limited liability company.

        "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

        "Permitted Acquisition": As defined in Section 6.12(g).

        "Person": Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Plan": Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Parent, the Borrower or of any ERISA Affiliate.

        "Prepayment Event": Means:

          (a)    the incurrence by the Parent or any of its Subsidiaries of any Indebtedness, other than Indebtedness permitted by Section 6.13.

          (b)    any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Parent or any of its Subsidiaries, other than dispositions described in clauses (a), (b), (c), (d) and (e) of Section 6.2;

          (c)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Parent or any of its Subsidiaries, but only to the extent that, so long as no Event of Default is continuing, the Net Cash Proceeds therefrom have not been applied, or committed pursuant to an agreement

  (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 270 days after such event (or such longer period as may be required under any lease of Borrower);

          (d)    the receipt by the Parent or any of its Subsidiaries of any Net Cash Proceeds under any of the insurance policies maintained under Section 5.3(b);

          (e)    the issuance by the Parent or any of its Subsidiaries of any Equity Interests, or receipt by any Borrower or any Subsidiary of any capital contribution, other than (i) any offering of capital stock by the Borrower or any of its Subsidiaries the proceeds of which are used solely to fund a Permitted Acquisition, (ii) stock options, warrants or other rights to acquire stock awarded to employees, consultants, agents, officers and directors pursuant to incentive compensation plans or agreements in the ordinary course of business and (iii) any Equity Interests of any Subsidiary of the Borrower issued to the Parent or to any of its Subsidiaries.

        "Prime Rate": The interest rate announced from time to time by U.S. Bank National Association as its "prime rate" on commercial loans (which rate shall fluctuate as and when said prime rate shall change). The Borrower acknowledges that such "prime rate" is a reference rate and does not necessarily represent the lowest or best rate offered by U.S. Bank National Association or any other Bank to its customers..

        "Prime Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Prime Rate.

        "Prohibited Transaction": The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

        "Rate Protection Agreement": Any interest rate swap, cap or option agreement, or any other agreement pursuant to which the Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by the Borrower with a Rate Protection Provider.

        "Rate Protection Obligations": The liabilities, indebtedness and obligations of the Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.

        "Rate Protection Provider": Any Bank, or any Affiliate of any Bank, that is the Borrower's counterparty under any Rate Protection Agreement.

        "Regulatory Change": Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

        "Reportable Event": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

        "Restricted Payments": With respect to the Parent and its Subsidiaries, collectively, all dividends or other distributions of any nature (cash, Equity Interests, assets or otherwise), and all payments on any class of Equity Interests (including warrants, options or rights therefor) issued by the Parent and its Subsidiaries, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

        "Revolving Commitment": With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank's Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

        "Revolving Commitment Amount": With respect to a Bank, initially the amount set opposite such Bank's name Schedule 1.1 hereto as its Revolving Commitment Amount, but as the same may be reduced from time to time pursuant to Section 2.13.

        "Revolving Commitment Ending Date": As defined in Section 2.19.

        "Revolving Commitment Fees": As defined in Section 2.15.

        "Revolving Loan": As defined in Section 2.1.

        "Revolving Loan Date": The date of the making of any Revolving Loans hereunder.

        "Revolving Note": A promissory note of the Borrower in the form of Exhibit D hereto.

        "Revolving Percentage": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

        "Security Agreements": The separate security agreements given by the Parent and the Borrower in favor of the Bank and in the form prescribed by the Bank, as the same may be amended, restated or otherwise modified from time to time.

        "Security Documents": The Guaranty, the Pledge Agreement and the Security Agreements and any other document or instrument given by any Person to the Agent or the Banks to secure or guaranty all or any portion of the Obligations.

        "Sponsor Note": The Convertible Promissory Note given by the Borrower in favor of the Sponsor in the amount of $5,000,000.

        "Sponsor": Thoma Cressey Equity Partners, Inc., a Delaware corporation.

        "Subordinated Debt": The Contingent Purchase Price Obligations and any other Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that Majority Banks have approved as Subordinated Debt in a writing delivered by Majority Banks to the Borrower on or prior to the Closing Date.

        "Subsidiary": As to any Person, any corporation, limited liability company or other entity of which the Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by such Person either directly or through one or more Subsidiaries.

        "Taxes": As defined in Section 2.27(a).

        "TCEP Fund VII": Thoma Cressey Fund VII, L.P., a Delaware limited partnership, or any affiliated fund managed or controlled by the Sponsor.

        "Termination Date": The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.13 hereof.

        "Term Loan": As defined in Section 2.1.

        "Term Loan Commitment": With respect to a Bank, the agreement of such Bank to make a Term Loan to the Borrower in an amount equal to such Bank's Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.

        "Term Loan Commitment Amount": With respect to a Bank, the amount set opposite such Bank's name on Schedule 1.1 hereof as its Term Loan Commitment Amount.

        "Term Loan Percentage": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the amount of the Term Loan Commitment of such Bank and the denominator of which is the sum of the Term Loan Commitments of all the Banks.

        "Term Note": A promissory note of the Borrower in the form of Exhibit E hereto.

        "Total Funded Debt": As of each date of determination, without duplication (a) all Indebtedness for borrowed money of Parent and its Subsidiaries on that date (including the Loans and all Capitalized Lease Obligations), (b) the aggregate amount available for drawing under all letters of credit outstanding on that date (including the Letters of Credit) for which the Parent or any of its Subsidiaries is the account party or a guarantor thereon, and (c) the aggregate amount drawn under all letters of credit (including the Letters of Credit) for which the Parent or any of its Subsidiaries is the account party or the guarantor thereon and for which the issuer of such letters of credit has not been reimbursed on that date.

        "Total Percentage": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the sum of the Revolving Commitment Amount of such Bank and the Term Loan Commitment Amount of such Bank and the denominator of which is the sum of the Revolving Commitment Amounts and Term Loan Commitment Amounts of all the Banks.

        "Total Revolving Outstandings": As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (c) the aggregate amount of Unpaid Drawings on such date.

        "Unpaid Drawing": As defined in Section 2.11.

        "Unused Revolving Commitment": With respect to any Bank as of any date of determination, the amount by which such Bank's Revolving Commitment Amount exceeds such Bank's Revolving Percentage of the Total Revolving Outstandings on such date.

        "USBNA": U.S. Bank National Association in its capacity as one of the Banks hereunder.

        "Wachovia": As defined in Recital A above.

        Section 1.2    Accounting Terms and Calculations.    Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

        Section 1.3    Computation of Time Periods.    In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding".

        Section 1.4    Other Definitional Terms.    The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or." All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Majority Banks, and shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Notes are irrevocably paid in full, all Letters of Credit have expired without renewal or been returned to the Letter of Credit Bank, and the commitments of the Bank to advance funds to the Borrower are terminated.

ARTICLE II
TERMS OF THE CREDIT FACILITIES

Part A—Terms of Lending

        Section 2.1    Lending Commitments.    On the terms and subject to the conditions hereof, each Bank severally agrees to make the following lending facilities available to the Borrower:

          (a)    Revolving Credit.    A revolving credit facility available as loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed lesser of (i) the Aggregate Revolving Commitment Amounts, or (ii) the Borrowing Base. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitments Amounts. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Prime Rate Advances or LIBOR Rate Advances.

          (b)    Term Loans.    A term loan from each Bank (each being a "Term Loan" and, collectively, the "Term Loans") to the Borrower on the Closing Date in an amount from each Bank equal to its Term Loan Commitment Amount. Term Loans may be maintained at the election of the Borrower but subject to the limitations hereof, as Prime Rate Advances or LIBOR Rate Advances.

        Section 2.2    Procedure for Loans.    This is the procedure for obtaining Loans:

          (a)    Procedure for Revolving Loans.    Any request by the Borrower for Revolving Loans hereunder shall be made pursuant to a Notice of Borrowing or Payment furnished by the Borrower to the Agent not later than 11:00 a.m. (Minneapolis time) two LIBOR Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as LIBOR Rate Advances and not later than 12:00 p.m. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as Prime Rate Advances. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $100,000 or, if more, an integral multiple thereof, (iii) whether such Revolving Loans are to be funded as Prime Rate Advances or LIBOR Rate Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (iv) in the case of LIBOR Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent may rely on any telephone request for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephone request. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank's ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 3:00 p.m. (Minneapolis time). Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrower at the Agent's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 4:00 p.m (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent's and the Borrower's rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight Federal Funds rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.

          (b)    Procedure for Term Loans.    Not later than 11:00 a.m. (Minneapolis time) two LIBOR Business Days prior to the requested Closing Date if the Term Loans are requested as LIBOR Rate Advances and not later than 12:00 p.m. on the requested Closing Date if the Term Loans are requested as Prime Rate Advances, the Borrower shall deliver to the Agent a Notice of Borrowing or Payment. Such notice of borrowing shall be irrevocable and shall be deemed a representation by the Borrower that on the Closing Date and after giving effect to the Term Loans the applicable conditions specified in Article III have been and will be satisfied. Such notice of borrowing shall specify (i) the requested Closing Date, (ii) whether such Term Loans are to be funded as LIBOR Rate Advances (which shall be in a minimum amount of $100,000) or Prime Rate Advances and (iii) in the case of LIBOR Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent shall promptly notify each Bank of the receipt of such notice and the matters specified therein. On the requested Closing Date, each Bank shall provide to the Agent the amount of such Bank's Term Loan in Immediately Available Funds not later than 1:00 PM (Minneapolis time). Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the proceeds of the Term Loans available to the Borrower at the Agent's main office on the requested date.

        Section 2.3    Notes.    The Revolving Loans of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank's Revolving Commitment Amount originally in effect. The Term Loan of each Bank shall be evidenced by a Term Note payable to the order of such Bank in the principal amount equal to such Bank's Term Loan Commitment Amount. Upon receipt of each Bank's Notes from the Borrower, the Agent shall mail such Notes to such Bank. Each Bank shall enter in its ledgers and records the amount of its Term Loan and each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Term Note or Revolving Note, as appropriate, a record of such Term Loan, Revolving Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrower and the principal amount owing by the Borrower in respect of the Term Notes shall be the aggregate amount of all Term Loans made by the Banks less all payments of principal thereof made by the Borrower.

        Section 2.4    Conversions and Continuations.    On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Prime Rate Advances or LIBOR Rate Advances, or to continue a LIBOR Rate Advance as such; provided, however that a LIBOR Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a LIBOR Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, LIBOR Rate Advances only in integral multiples, as to the aggregate amount of the Advances of all Banks so converted or continued, of $100,000 (provided that, notwithstanding the forgoing limitations, the entire unpaid principal balance of the Term Loan may be continued as a LIBOR Rate Advance). The Borrower shall give the Agent Notice of Conversion or Continuation of any Advances and such notice must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) two LIBOR Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, LIBOR Rate Advances and on the date of the requested conversion to Prime Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of LIBOR Rate Advances, and (ii) a LIBOR Business Day in the case of continuations as or conversions to LIBOR Rate Advances and a Business Day in the case of conversions to Prime Rate Advances), and (c) in the case of conversions to or continuations as LIBOR Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any LIBOR Rate Advances within the time required by this Section, at the option of the Agent, such Advances shall, on the last day of the Interest Period applicable thereto, (y) automatically be continued as LIBOR Rate Advances having an Interest Period selected by the Agent or (z) automatically be converted into Prime Rate Advances. All conversions and continuation of Advances must be made uniformly and ratably among the Banks. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Majority Banks, the Borrower shall not maintain more than six LIBOR Rate Advances at any time.

        Section 2.5    Interest Rates, Interest Payments and Default Interest.

          (a)    The Revolving Loans.    Interest shall accrue and be payable on the Revolving Loans as follows:

    i.
    Subject to paragraph (iii) below, each LIBOR Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted LIBOR Rate for such Interest Period, plus (B) the Applicable Revolving Loan Margin.

    ii.
    Subject to paragraph (iii) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate, plus (B) the Applicable Revolving Loan Margin.

    iii.
    Upon the occurrence of any Event of Default, each Advance shall, at the option of the Majority Banks, bear interest until paid in full (A) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (B) otherwise, at a rate per annum equal to the sum of (1) the Prime Rate, plus (2) the Applicable Revolving Loan Margin for Prime Rate Advances, plus (3) 2.0%.

    iv.
    Interest shall be payable (A) with respect to each LIBOR Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (B) with respect to any LIBOR Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (C) with respect to any Prime Rate Advance, on the last day of each month; (D) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (E) with respect to all Advances, on the Termination Date; provided that interest under paragraph (a)(iii) of this Section shall be payable on demand.

          (b)    The Term Loans.    Interest shall accrue and be payable on the Term Loans as follows:

    i.
    Subject to paragraph (iii) below, each LIBOR Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted LIBOR Rate for such Interest Period, plus (B) the Applicable Term Loan Margin.

    ii.
    Subject to paragraph (iii) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate, plus (B) the Applicable Term Loan Margin.

    iii.
    Upon the occurrence of any Event of Default, each Advance shall, at the option of the Majority Banks, bear interest until paid in full (A) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (B) otherwise, at a rate per annum equal to the sum of (1) the Prime Rate, plus (2) the Applicable Term Loan Margin for Prime Rate Advances, plus (3) 2.0%.

    iv.
    Interest shall be payable (A) with respect to each LIBOR Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (B) with respect to any LIBOR Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (C) with respect to any Prime Rate Advance, on the last day of each month; (D) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (E) with respect to all Advances, on the Termination Date; provided that interest under paragraph (b)(iii) of this Section shall be payable on demand.

        Section 2.6    Repayment.

          (a)    Revolving Loans.    The unpaid principal balance of all Revolving Notes, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

          (b)    Term Loans.    The principal of the Term Loans shall be payable as follows:

    i.
    on June 30, 2003, September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004 and March 31, 2005, equal quarterly installments of $1,250,000;

    ii.
    on June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006, equal quarterly installments of $2,000,000;

    iii.
    on March 31, 2006, any other amount then remaining unpaid with respect to the Term Loans;

  provided, however, that if the aggregate principal amount outstanding under the Term Loans as of the date any principal payment is due is less than the amount of specified for such date in the table above, then the principal amount payable on such date shall be such amount outstanding.

        Section 2.7    Prepayments.

          (a)    Mandatory Prepayments.    If at any time a Borrowing Base Deficiency exists, the Borrower shall immediately pay on the principal of the Revolving Loans an amount equal to such Borrowing Base Deficiency. Any such payments shall be applied first against Prime Rate Advances and then to LIBOR Rate Advances in order starting with the LIBOR Rate Advances having the shortest time to the end of the applicable Interest Period. Amounts paid on the Revolving Loans under this paragraph (a) shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans. If, after paying all outstanding Revolving Loans, a Borrowing Base Deficiency still exists, the Borrower shall pay into the Holding Account an amount equal to the amount of the remaining Borrowing Base Deficiency.

          (b)    Mandatory Prepayments for a Prepayment Event and Excess Cash Flow.

    i.
    If at any time a Prepayment Event occurs, the Borrower shall, within 3 Business Days thereof, pay to the Agent for the ratable benefit of the Banks the Net Cash Proceeds realized by such prepayment event. This Section 2.7(b)(i) shall not be deemed to authorize any sale, transfer or other transaction that would otherwise be prohibited by Article 6.

    ii.
    Within 90 days after the end of each fiscal year of the Parent, the Borrower will pay to the Agent for the benefit of the Banks 50% of Excess Cash Flow, if any, for such fiscal year.

    iii.
    Any payments of the type specified in Sections 2.7(b)(i) and (ii) shall be applied first, to the Term Loans, and second, to any outstanding Revolving Loans. All such prepayments applied to the Term Loans shall be applied to the scheduled principal payments on the applicable Loans in the inverse order of their maturities. To the extent any portion of such prepayment would be applied to outstanding LIBOR Rate Advances and no Default or Event of Default has occurred and is continuing, such portion shall be deposited in the Holding Account and withdrawn for application to such LIBOR Rate Advances at the end of the then-current Interest Periods applicable thereto (or earlier, upon and at any time after the occurrence and continuance of a Default or an Event of Default).

          (c)    Other Mandatory Prepayments.    If at any time Total Revolving Outstandings exceed the Aggregate Revolving Commitment Amounts, the Borrower shall immediately repay to the Agent for the account of the Banks the amount of such excess. Any such payments shall be applied to the Revolving Loans first against Prime Rate Advances and then to LIBOR Rate Advances in order starting with the LIBOR Rate Advances having the shortest time to the end of the applicable Interest Period. If, after payment of all outstanding Advances, the Total Revolving Outstandings still exceed the Aggregate Revolving Commitment Amounts, the remaining amount paid by the Borrower shall be placed in the Holding Account.

          (d)    Optional Prepayments.    The Borrower may prepay Prime Rate Advances, in whole or in part, at any time, without premium or penalty. Each partial prepayment shall be in a minimum aggregate amount for all the Banks of $100,000 or an integral multiple thereof. Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitments in whole, the Borrower may pay LIBOR Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Revolving Loans under this paragraph (d) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts prepaid on the Term Loans may not be reborrowed. Amounts paid or prepaid on the Revolving Loans under this Section shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans. Amounts paid or prepaid on the Term Loans under this paragraph (d) shall be for the account of each Bank in proportion to its share of outstanding Term Loans. Any optional prepayments that are received by the Agent after 11:00 a.m. on any Business Day shall be deemed to have been received on the succeeding Business Day.

          (e)    Notice of Borrowing or Payment.    All payments and prepayments upon Loans shall be accompanied by a Notice of Borrowing or Payment.

Part B—Terms of the Letter of Credit Facility

        Section 2.8    Letters of Credit.    Upon the terms and subject to the conditions of this Agreement, the Agent agrees to issue Letters of Credit for the account of the Borrower from time to time between the Closing Date and the Termination Date in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding $2,000,000 or such greater amount as agreed to in advance and in writing by the Majority Banks; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the lesser of (a) the Aggregate Revolving Commitment Amounts, or (b) the Borrowing Base.

        Section 2.9    Procedures for Letters of Credit.    Each request for a Letter of Credit shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by the Agent by 2:00 P.M. (Minneapolis time) on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Agent may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request. The Agent shall promptly notify the other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit the Agent shall send notice to the other Banks of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.

        Section 2.10    Terms of Letters of Credit.    Letters of Credit shall be issued in support of obligations of the Borrower incurred in connection with its general business purposes. All Letters of Credit must expire not later than the Business Day preceding the Revolving Commitment Ending Date. No Letter of Credit may have a term longer than 12 months.

        Section 2.11    Agreement to Repay Letter of Credit Drawings.    If the Agent has received documents purporting to draw under a Letter of Credit that the Agent believes conform to the requirements of the Letter of Credit, or if the Agent has decided that it will comply with the Borrower's written or oral request or authorization to pay a drawing on any Letter of Credit that the Agent does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Agent by 9:30 A.M. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Agent for the full amount of such drawing by 10:00 A.M. on the date on which the Agent in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of Loans pursuant to Section 2.14 or out of funds available in the Holding Account, is an "Unpaid Drawing." For so long as any Unpaid Drawing is outstanding, it shall bear interest at a floating rate per annum equal to the such of the Prime Rate plus the Applicable Revolving Loan Margin for Prime Rate Advances plus two percent (2.0%).

        Section 2.12    Obligations Absolute.    The obligation of the Borrower under Section 2.11 to repay the Agent for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under Section 2.14 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

          (a)    Any lack of validity or enforceability of any Letter of Credit;

          (b)    The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

          (c)    Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

        Neither the Agent nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrower to the Agent and the Banks shall not be impaired by:

    i.
    The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

    ii.
    The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

    iii.
    The acceptance by the Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

    iv.
    Any other action of the Agent in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

        Notwithstanding the foregoing, the Borrower shall have a claim against the Agent, and the Agent shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

Part C—General

        Section 2.13    Optional Reduction of Revolving Commitment Amounts or Termination of Revolving Commitments.    The Borrower may, at any time, upon not less than 3 Business Days prior written notice to the Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $1,000,000, or, if more, in an integral multiple of $100,000; provided, however, that the Borrower may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Revolving Outstandings. The Borrower may, at any time when there are no Letters of Credit outstanding, upon not less than 10 Business Days prior written notice to the Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.25 and all other unpaid Obligations of the Borrower to the Agent and the Banks hereunder.

        Section 2.14    Loans to Cover Unpaid Drawings.    Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Borrower does here so authorize each Bank) to, and shall, make a Revolving Loan (as a Prime Rate Advance) to the Borrower in an amount equal to such Bank's Revolving Percentage of the amount of the Unpaid Drawing. The Agent shall notify each Bank by 11:00 A.M. (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Bank. Notices received after such time shall be deemed to have been received on the next Business Day. Each Bank shall then make such Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Agent, not later than 2:00 P.M. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 11:00 A.M. (Minneapolis time) is deemed to have received such notice). The Agent shall apply the proceeds of such Revolving Loans directly to reimburse itself for such Unpaid Drawing. If any portion of any such amount paid to the Agent should be recovered by or on behalf of the Borrower from the Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.10 hereof. If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the Borrower shall pay to the Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Prime Rate plus the Applicable Revolving Loan Margin for Prime Rate Advances plus two percent (2.00%). If for any reason any Bank is unable to make a Revolving Loan to the Borrower to reimburse the Agent for an Unpaid Drawing, then such Bank shall immediately purchase from the Agent a risk participation in such Unpaid Drawing, at par, in an amount equal to such Bank's Revolving Percentage of the Unpaid Drawing.

        Section 2.15    Revolving Commitment Fees; Facility Fees and Agent's Fees.

          (a)    The Borrower shall pay to the Agent for the account of each Bank fees (the "Revolving Commitment Fees") in an amount determined by applying a per annum rate equal to the Applicable Revolving Loan Margin for Revolving Commitment Fees to the average daily Unused Revolving Commitment of such Bank for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears monthly on the last day of each month and on the Termination Date.

          (b)    On or before the Closing Date, the Borrower will pay the Agent and each Bank the fees set forth in the separate letter agreements dated the date hereof between the Agent, each Bank and the Borrower.

        Section 2.16    Letter of Credit Fees.    For each Letter of Credit issued or renewed, the Borrower shall pay to the Agent for the ratable account of the Banks, in advance on the date of issuance, a fee (a "Letter of Credit Fee") in an amount determined by applying a per annum rate equal to the Applicable Revolving Loan Margin for LIBOR Rate Advances to the original face amount of the Letter of Credit for the period from the date of issuance or renewal to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrower shall pay to the Agent (i) upon issuance or renewal of each Letter of Credit issued from and after the Closing Date, for the account of the Agent a "fronting fee" in the amount of 0.125% times the amount available to be drawn upon such Letter of Credit and (ii) for the account of the Agent, on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit.

        Section 2.17    Computation.    Revolving Commitment Fees and Letter of Credit Fees and interest on Revolving Loans and Term Loans shall be computed on the basis of actual days elapsed and a year of 360 days.

        Section 2.18    Payments.    Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 2:00 P.M. (Minneapolis time) on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota. All payments made to the Agent by Borrower shall be deemed made to the Banks for all purposes and Borrower will have no liability or obligation to the Banks for the failure of Agent to transmit payments so made. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest and fees received by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest on or principal of a LIBOR Rate Advance to be made in the next following calendar month, such payment shall be made on the preceding Business Day.

        Section 2.19    Revolving Commitment Ending Date.    The "Revolving Commitment Ending Date" is March 31, 2006.

        Section 2.20    Use of Loan Proceeds.    The proceeds of the Term Loans shall continue the term loans (other than $800,000 of the term loans that are being refinanced by the initial Revolving Loans) made by the Banks under the Existing Credit Agreement. The proceeds of the initial Revolving Loans shall continue the revolving loans, and shall refinance $800,000 of the term loans, made by the Banks under the Existing Credit Agreement. The proceeds of any subsequent Revolving Loans shall be used for the Borrower's general business purposes (including Permitted Acquisitions) in a manner not in conflict with any of the Borrower's covenants in this Agreement.

        Section 2.21    Interest Rate Not Ascertainable, Etc.    If, on or prior to the date for determining the Adjusted LIBOR Rate in respect of the Interest Period for any LIBOR Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

          (a)    deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

          (b)    the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining LIBOR Rate Advances for such Interest Period,

such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, LIBOR Rate Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Prime Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any LIBOR Rate Advance outstanding at the time such suspension is imposed.

        Section 2.22    Increased Cost.    If any Regulatory Change:

          (a)    shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its LIBOR Rate Advances, its Notes or its obligation to make LIBOR Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its LIBOR Rate Advances or any other amounts due under this Agreement in respect of its LIBOR Rate Advances or its obligation to make LIBOR Rate Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal office or Applicable Lending Office is located); or

          (b)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any LIBOR Rate Advance any such requirement to the extent included in calculating the applicable Adjusted LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank's Applicable Lending Office or against Letters of Credit issued by the Agent or shall impose on any Bank (or its Applicable Lending Office) or the interbank LIBOR market any other condition affecting its LIBOR Rate Advances, its Notes or its obligation to make LIBOR Rate Advances or affecting any Letter of Credit;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any LIBOR Rate Advance or issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

        Section 2.23    Illegality.    If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any LIBOR Rate Advances, such Bank shall notify the Borrower and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, LIBOR Rate Advances, shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank determines that it may not lawfully continue to maintain any LIBOR Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Prime Rate Advances as of the date of such Bank's notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 2.25.

        Section 2.24    Capital Adequacy.    In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank's capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Commitments and/or its Loans and/or any Letters of Credit or any Bank's obligations to make Advances to cover Letters of Credit to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within 30 days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. Any determination by any Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by such Bank shall be final, conclusive and binding for all purposes, absent error.

        Section 2.25    Funding Losses; LIBOR Rate Advances.    The Borrower shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry LIBOR Rate Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a LIBOR Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a LIBOR Rate Advance, or a conversion pursuant to Section 2.23, occurs on any day other than the last day of the Interest Period applicable thereto. A Bank's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

        Section 2.26    Discretion of Banks as to Manner of Funding.    Each Bank shall be entitled to fund and maintain its funding of LIBOR Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.25) shall be made as if such Bank had actually funded and maintained each LIBOR Rate Advance during the Interest Period for such Advance through the issuance of its certificates of deposits, or the purchase of deposits, having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to LIBOR Rate for such Interest Period.

        Section 2.27    Taxes.

          (a)    Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes").

          (b)    The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

          (c)    The Borrower shall indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Bank or the Agent and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date such Bank or the Agent makes written demand therefor.

          (d)    Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to on the signature page hereof a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determine that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e)    Each Bank, as of the date in becomes a party hereto, represents to the Borrower and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent, on or before the day on which such Bank becomes a Bank, a duly completed and signed copy of either Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service. Form W-8BEN shall include the Foreign Bank's United States taxpayer identification number if required under the current regulations to claim exemption from withholding pursuant to a tax convention. Thereafter and from time to time, each such Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrower or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder. Upon the request of the Borrower or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower' Agent and the Agent a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Borrower' Agent and the Agent to the effect that it is such a United States person.

          (f)    If the Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America ("U.S. Taxes") from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, such Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

ARTICLE III
CONDITIONS PRECEDENT

        Section 3.1    Conditions of Initial Transaction.    The making of the Term Loans and the initial Revolving Loans and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

          (a)    Documents.    The Agent shall have received the following in sufficient counterparts (except for the Notes) for each Bank:

    i.
    A Revolving Note and a Term Note drawn to the order of each Bank executed by a duly authorized officer of the Borrower and dated the Closing Date.

    ii.
    The Guaranty duly executed by an authorized officer of the Parent.

    iii.
    The other Security Documents duly executed by the respective parties thereto, together with (a) Uniform Commercial Code financing statement searches with respect to the Borrower and the Parent in such jurisdictions deemed appropriate by the Agent and (b) the original stock and member interest certificates and notes specifically pledged to the Agent by the Security Agreements together with stock or member interest powers and note endorsements in the form prescribed by the Agent.

    iv.
    The Assignment Agreement in the form prescribed by the Agent, duly executed by the Agent, the Banks, the Existing Administrative Agent and Wachovia, together with a revolving note and a term note in favor of LaSalle Bank National Association in the amounts contemplated under the Assignment Agreement.

    v.
    A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of the Borrower and the Parent dated as of the Closing Date and certifying as to the following:

    (i)
    A true and accurate copy of the resolutions of such Person authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party contemplated hereby and thereby;

    (ii)
    The incumbency, names, titles and signatures of the officers of such Person authorized to execute the Loan Documents to which such Person is a party and, as to the Borrower, to request Loans and the issuance of Letters of Credit;

    (iii)
    A true and accurate copy of the Articles of Organization (or the equivalent) of such Person with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a date acceptable the Agent;

    (iv)
    A true and accurate copy of the operating agreement or partnership agreement (or other constitutive documents) for such Person.

    vi.
    A certificate of good standing for the Borrower and the Parent in the jurisdiction of its organization, certified by the appropriate governmental official which shall be reasonably prior to the Closing Date.

    vii.
    A certificate dated the Closing Date of chief executive officer of the Borrower certifying as to the matters set forth in Sections 3.2(a) and (b) below.

    viii.
    The initial Borrowing Base Certificate required under Section 5.1, executed by the Chief Financial Officer of the Borrower.

    ix.
    Financing statements for the Borrower and the Parent in the form as required by the Agent.

    x.
    ACORD 27 certificates of insurance with respect to each of the businesses and real properties of the Parent and its Subsidiaries in such amounts and with such carriers as shall be reasonably acceptable to the Agent.

    xi.
    The Agent shall have received an acknowledgment in the form prescribed by the Agent and duly executed by the Sponsor that, upon the effectiveness of this Agreement, the Sponsor Note shall be cancelled and cease to be of further force and effect.

          (b)    Opinion.    The Parent and the Borrower shall have requested Folger, Levin & Kahn LLP, their counsel, to prepare a written opinion, addressed to the Banks and dated the Closing Date, covering the matters set forth in Exhibit F hereto, and such opinion shall have been delivered to the Agent in sufficient counterparts for each Bank.

          (c)    Compliance.    The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

          (d)    Security Documents.    All Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Agent; any pledged collateral shall have been duly delivered to the Agent; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Agent and its counsel.

          (e)    Other Matters.    All organizational and legal proceedings relating to the Borrower, the Parent and the Sponsor and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and the Agent's special counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

          (f)    Fees and Expenses.    The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 9.2.

        Any one or more of the conditions set forth above which have not been satisfied by the Borrower on or prior to the date of disbursement of the initial Loans under this Agreement shall not be deemed permanently waived by the Agent or any Bank unless the Agent or such Bank, as the case may be, shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Agent or any Bank may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Loan or Letter of Credit hereunder and failure by the Borrower to comply with any such condition within five (5) Business Day's written notice from the Agent or any Bank to the Borrower' Agent shall constitute an Event of Default under this Agreement.

        Upon the Closing Date, the Agent and each Bank will execute and deliver to the Sponsor and David Teece an acknowledgement in the form prescribed by the Agent terminating that such Person's guaranty of the Borrower's obligations under the Existing Credit Agreement.

        Section 3.2    Conditions Precedent to All Loans and Letters of Credit.    The obligation of the Banks to make any Loans hereunder (including the Term Loans and the initial Revolving Loans) and of the

Agent to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to fulfillment of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit with the same force and effect as if made on such date.

          (b)    No Default.    No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loans made on such date or the Letter of Credit so issued.

          (c)    Notices and Requests.    The Agent shall have received the Borrower's request for such Loans as required under Section 2.2 or its application for such Letters of Credit specified under Section 2.9.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

        To induce the Banks to enter into this Agreement and to make Loans hereunder and to induce the Agent to issue Letters of Credit, the Borrower represents and warrants to the Banks:

        Section 4.1    Organization, Standing, Etc.    The Parent, the Borrower and each of their Subsidiaries is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite organizational power and authority to carry on its business as now conducted, to enter into the Loan Documents to which it is a party. The Parent, the Borrower and each of their Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence and (b) is duly qualified and in good standing as a foreign organization in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Parent, the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Parent, the Borrower or such Subsidiary to any Material Adverse Occurrence.

        Section 4.2    Authorization and Validity.    The execution, delivery and performance by the Parent, the Borrower and each of their Subsidiaries, as applicable, of the Loan Documents to which it is a party, have been duly authorized by all necessary organizational action by the Parent, the Borrower or such Subsidiary. The Loan Documents to which the Parent, the Borrower or any of their Subsidiaries is a party, when executed, will constitute, the legal, valid and binding obligations of the Parent, the Borrower and such Subsidiary, enforceable against the Parent, the Borrower and such Subsidiary in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

        Section 4.3    No Conflict; No Default.    The execution, delivery and performance by the Parent, the Borrower and each of their Subsidiaries of the Loan Documents to which it is a party will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Person, (b) violate or contravene any provision of the constituent documents of such Person, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Person is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. Neither the Parent, nor the Borrower nor any of their Subsidiaries is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Occurrence.

        Section 4.4    Government Consent.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Parent, the Borrower or any of their Subsidiaries to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents to which it is a party, except for any necessary filing or recordation of or with respect to any of the Security Documents.

        Section 4.5    Financial Statements and Condition.    The Parent's audited consolidated financial statements as at December 31, 2001 and its unaudited consolidated financial statements as at December 31, 2002, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Parent and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Parent nor any of its Subsidiaries had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 2002, there has been no Material Adverse Occurrence.

        Section 4.6    Litigation.    Except as set forth on Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Parent, the Borrower or any of their Subsidiaries or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Parent, the Borrower or such Subsidiary, would give rise to a Material Adverse Occurrence.

        Section 4.7    Environmental, Health and Safety Laws.    There does not exist any violation by the Parent, the Borrower or any of their Subsidiaries of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Parent, the Borrower or any of their Subsidiaries or which would require a material expenditure by the Parent, the Borrower or such Subsidiary to cure. Neither the Parent, the Borrower nor any of their Subsidiaries has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to give rise to a Material Adverse Occurrence. Except as set out on Schedule 4.7 attached hereto, the Borrower does not have knowledge that the Parent, the Borrower or any of their Subsidiaries, or any of the property of any such Person, will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures which would give rise to Material Adverse Occurrence.

        Section 4.8    ERISA.    Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets.

        Section 4.9    Federal Reserve Regulations.    Neither the Parent, nor the Borrower nor any of their Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Parent, the Borrower or any of their Subsidiaries does not constitute more than 25% of the value of the assets of the Parent, the Borrower or such Subsidiary.

        Section 4.10    Title to Property; Leases; Liens; Subordination.    The Parent, the Borrower and each of their Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Parent, the Borrower and such Subsidiary in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.13(a). The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

        Section 4.11    Taxes.    The Parent, the Borrower and each of their Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Parent). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Parent in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against the Parent, the Borrower or any of their Subsidiaries or any basis therefor.

        Section 4.12    Trademarks, Patents.    The Parent, the Borrower and each of their Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

        Section 4.13    [Reserved]

        Section 4.14    Force Majeure.    Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Parent, the Borrower and each of their Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

        Section 4.15    Investment Company Act.    Neither the Parent, nor the Borrower nor any of their Subsidiaries is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

        Section 4.16    Public Utility Holding Company Act.    Neither the Parent, nor the Borrower nor any of their Subsidiaries is a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 4.17    Retirement Benefits.    Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Parent, nor the Borrower nor any of their Subsidiaries is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

        Section 4.18    Full Disclosure.    Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Parent, the Borrower or any of their Subsidiaries in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Parent, the Borrower or any of their Subsidiaries to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Parent, the Borrower or such Subsidiary, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

        Section 4.19    Subsidiaries.    Schedule 4.19 sets forth as of the date of this Agreement a list of all Subsidiaries of the Parent and the Borrower and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Parent, the Borrower or any of their Subsidiaries therein, and the jurisdiction of incorporation of each such Subsidiary. Schedule 4.19 also sets forth a chart showing the corporate structure of the Parent, the Borrower and their Subsidiaries.

        Section 4.20    Labor Matters.    There are no pending or threatened strikes, lockouts or slowdowns against the Parent, the Borrower or any of their Subsidiaries. Neither the Parent, nor the Borrower nor any of their Subsidiaries has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Parent, the Borrower or any of their Subsidiaries on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of the Parent, the Borrower or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent, the Borrower or any of their Subsidiaries is bound.

        Section 4.21    Solvency.    After the making of any Loan and after giving effect thereto, (a) the fair value of the assets of the Parent, the Borrower and each of their Subsidiaries, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Parent, the Borrower and each of their Subsidiaries will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Parent, the Borrower and each of their Subsidiaries will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) neither the Parent, nor the Borrower nor any of their Subsidiaries will have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.

        Section 4.22    Intellectual Property.

          (a)    Owned Intellectual Property.    Schedule 4.22 sets forth a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which the Parent, the Borrower or any of their Subsidiaries is the registered owner.

          (b)    Intellectual Property Rights Licensed from Others.    Schedule 4.22 sets forth a complete list of all agreements under which the Parent, the Borrower nor any of their Subsidiaries has licensed intellectual property rights from another Person other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 4.22, neither the Parent, the Borrower nor any of their Subsidiaries is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any intellectual property rights.

        Section 4.23    Business Locations.    Schedule 4.23 sets forth the addresses of each business location of the Parent, the Borrower and each of their Subsidiaries, and, if such business location is leased, the name and address of the landlord for such business location.

ARTICLE V
AFFIRMATIVE COVENANTS

        Until any obligation of the Banks hereunder to make the Term Loans and Revolving Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Majority Banks shall otherwise consent in writing, the Borrower agrees that:

        Section 5.1    Financial Statements and Reports.    The Borrower will furnish to the Banks:

          (a)    As soon as available and in any event within 90 days after the end of each fiscal year of the Parent, the consolidated and consolidating financial statements of the Parent and its Subsidiaries consisting of at least statements of income, cash flow and changes in members' equity, and consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized national standing selected by the Parent and acceptable to the Agent, together with any management letters, management reports or other supplementary comments or reports to the Parent or its Board of Directors furnished by such accountants.

          (b)    Together with the audited financial statements required under Section 5.1(a), a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

          (c)    As soon as available and in any event within 30 days after the end of each month, unaudited consolidated and consolidating statements of income, cash flow and changes in members' equity for the Parent and its Subsidiaries for such month and for the period from the beginning of such fiscal year to the end of such month, and a consolidated and consolidated balance sheet of the Parent and its Subsidiaries as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year. The financial statements required under this Section 5.1(c) to be delivered in December of each year (and each succeeding month until the audited financial statements required under Section 5.1(a) have been delivered) will be considered preliminary and subject to change.

          (d)    As soon as practicable and in any event within 30 days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit G signed by the chief financial officer or the treasurer of each of the Parent and the Borrower (i) demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Section 6.10, Section 6.15, Section 6.16, Section 6.17, Section 6.18 and Section 6.19 as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) stating that the financial statements delivered under Section 5.1(c) during such fiscal quarter present fairly the financial condition of the Parent and its Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year end audit adjustments as to interim statements).

          (e)    As soon as practicable and in any event within 30 days after the end of each month, a Borrowing Base Certificate signed by the chief financial officer or the treasurer of the Borrower, reporting the Borrowing Base as of the last day of the month just ended.

          (f)    As soon as practicable and in any event before the beginning of each fiscal year of the Parent, a business plan of the Parent and its Subsidiaries for the ensuing three fiscal years consisting of at least statements of forecasted consolidated and consolidating income for the Parent and its Subsidiaries for each fiscal quarter in such three fiscal years and a forecasted consolidated balance sheet of the Parent and its Subsidiaries, together with supporting management discussion, analysis and assumptions, as at the end of each such fiscal quarter, all in reasonable detail and reasonably satisfactory in scope to Majority Banks.

          (g)    Promptly upon, but in no event no event later than ten (10) days after, any officer of the Parent or the Borrower becomes aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

          (h)    Promptly upon, but in no event no event later than ten (10) days after, any officer of the Parent or the Borrower becomes aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

          (i)    Promptly upon, but in no event no event later than ten (10) days after, any officer of the Parent or the Borrower becomes aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof and what action the Borrower prepare to take with respect thereto.

          (j)    Promptly upon, but in no event no event later than ten (10) days after, any officer of the Parent or the Borrower becomes aware of the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Parent or any of is Subsidiaries or any property of such Person, or to which the Parent or any of its Subsidiaries is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could constitute a Material Adverse Occurrence.

          (k)    Promptly upon the transmittal thereof, copies of all financial statements, reports and proxy statements mailed to the Parent or the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

          (l)    Promptly upon the transmittal thereof, copies of all reports and other information which are not otherwise required to be provided hereunder but which are required to be provided pursuant to any Equity Document, including, without limitation, Section 4(a) of the Securityholders' Agreement (as referred to in the definition of Equity Documents).

          (m)    From time to time, such other information regarding the business, operation and financial condition of the Parent or any of its Subsidiaries as any Bank may reasonably request.

        Section 5.2    Company Existence.    The Parent, the Borrower and each of their Subsidiaries will maintain its organizational existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Parent or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Parent or such Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

        Section 5.3    Insurance.

          (a)    The Parent, the Borrower and each of their Subsidiaries will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

          (b)    The Borrower shall (i) maintain at all times a key man life insurance policy on the life of David Teece in an amount equal to $5,000,000 and a key man life insurance policy on the life of David Kaplan in an amount equal to $2,500,000, in each case in form and substance and with life insurance companies satisfactory to the Agent, and (ii) within 30 days after the Closing Date, deliver to the Agent the Life Insurance Assignments related thereto.

        Section 5.4    Payment of Taxes and Claims.    The Parent, the Borrower and each of their Subsidiaries will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Person's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Parent's books in accordance with GAAP.

        Section 5.5    Inspection.    The Parent, the Borrower and each of their Subsidiaries will permit any Person designated by the Agent or the Majority Banks to visit and inspect any of the properties, books and financial records of the Parent, the Borrower or such Subsidiary, to examine and to make copies of the books of accounts and other financial records of the Parent, the Borrower or such Subsidiary, and to discuss the affairs, finances and accounts of the Parent, the Borrower or such Subsidiary with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or the Majority Banks may designate. The expenses of the Majority Banks and Agent for such visits, inspections and examinations shall be at the expense of the Agent or such Majority Banks, provided, however, that any such visits, inspections and examinations shall be at the expense of the Borrower in the event that such visits, inspections and examinations (a) are made while any Event of Default is continuing or (b) constitute an annual collateral audit conducted by the Agent.

        Section 5.6    Maintenance of Properties.    The Parent, the Borrower and each of their Subsidiaries will maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

        Section 5.7    Books and Records.    The Parent, the Borrower and each of their Subsidiaries will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

        Section 5.8    Compliance.    The Parent, the Borrower and each of their Subsidiaries will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not give rise to a Material Adverse Occurrence and the Parent, the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

        Section 5.9    ERISA.    The Parent, the Borrower and each of their Subsidiaries will maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Parent, the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Parent, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Parent, the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

        Section 5.10    Environmental Matters; Reporting.    The Parent, the Borrower and each of their Subsidiaries will observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise give rise to a Material Adverse Occurrence. The Borrower will give the Agent prompt written notice of any violation as to any environmental matter by the Parent, the Borrower or any of their Subsidiaries and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in a Material Adverse Occurrence, or (b) which will or threatens to impose a material liability on the Parent, the Borrower or any of their Subsidiaries to any Person or which will require a material expenditure by the Parent, the Borrower or such Subsidiary to cure any alleged problem or violation.

        Section 5.11    Reaffirmation of Guaranties.    When so requested by the Agent from time to time, the Borrower will cause any other Person who may hereafter guaranty the Obligations or any part thereof to, promptly execute and deliver to the Agent reaffirmations of their respective guaranties in such form as the Agent may require.

        Section 5.12    Further Assurances.    The Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Agent or the Majority Banks, the Borrower also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Agent or the Majority Banks may reasonable require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents including, without limitation, the delivery of a landlord waiver from any landlord required by the Agent or the Majority Banks; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Banks the rights granted now or hereafter intended to be granted to the Banks under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Agent for the benefit of the Banks in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Banks evidence satisfactory to the Majority Banks of every such recording, filing or registration.

        Section 5.13    Compliance with Terms of Material Contracts.    The Parent, the Borrower and each of their Subsidiaries shall make all payments and otherwise perform all obligations in respect of all material contracts to which the Parent, the Borrower or such Subsidiary is a party; provided that payment or performance will not be required if being contested in good faith by appropriate proceedings, and as long as such Person's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Parent's books in accordance with GAAP.

        Section 5.14    Subsidiaries Formed or Acquired in Permitted Acquisitions.    Unless otherwise agreed by the Majority Banks, immediately upon the closing of a Permitted Acquisition (i) the Equity Interests of any Domestic Subsidiary formed or acquired in connection with such Permitted Acquisition shall be pledged to the Agent for the benefit of the Banks, (ii) 65% of the Equity Interests of any Foreign Subsidiary formed or acquired in connection with such Permitted Acquisition shall be pledged to the Agent for the benefit of the Banks, and (iii) any Domestic Subsidiary formed or acquired in connection with such Permitted Acquisition shall enter into documents requested by the Agent to provide that such Domestic Subsidiary shall be obligated to repay the Loans and other amounts payable under the Loan Documents, and to grant to the Agent a security interest (and to perfect such interest), for the benefit of the Banks, in the assets of such Domestic Subsidiary.

        Section 5.15    Certificates of Good Standing.    Within 30 days after the Closing Date, the Borrower shall furnish to the Agent certificates of good standing for each jurisdiction in which the Borrower is qualified to do business (other than its state of organization) and dated a date acceptable to the Agent.

ARTICLE VI
NEGATIVE COVENANTS

        Until any obligation of the Banks hereunder to make the Term Loans and Revolving Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Majority Banks shall otherwise consent in writing, the Borrower agrees that:

        Section 6.1    Merger.    Neither the Parent nor the Borrower nor any of their Subsidiaries will merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, however, (a) any Domestic Subsidiary of the Borrower may be merged with or liquidated into the Borrower or any wholly-owned Domestic Subsidiary of the Borrower (if the Borrower or such wholly-owned Domestic Subsidiary is the surviving corporation) and (b) any wholly-owned Subsidiary of the Borrower may merge into the Person such wholly-owned Subsidiary was formed to acquire in connection with a Permitted Acquisition.

        Section 6.2    Disposition of Assets.    Neither the Parent nor the Borrower nor any of their Subsidiaries will directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of

(whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a)    dispositions of inventory by the Borrower or any of its Subsidiaries in the ordinary course of business;

          (b)    dispositions of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

          (c)    transfers by the Borrower or any of its Subsidiaries of assets to the Borrower or any wholly-owned domestic Subsidiary pursuant to Section 6.1;

          (d)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business by the Borrower or any of its Subsidiaries in connection with the compromise or collection thereof in the ordinary course of business; and

          (e)    other sales or other dispositions of assets by the Borrower or any Subsidiary thereof in the ordinary course of business or as otherwise permitted by the Majority Banks; provided that the Net Cash Proceeds in excess of $250,000 during each fiscal year of the Parent from each such sale or disposition shall be applied to the mandatory repayment of the Loans in accordance with Section 2.7(b).

        Section 6.3    Plans.    Neither the Parent nor the Borrower nor any of their Subsidiaries will permit (a) any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Parent, the Borrower or any of their Subsidiaries and (b) as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations to exceed the fair market value of such Plan's assets.

        Section 6.4    Change in Nature of Business.    Neither the Parent nor the Borrower nor any of their Subsidiaries will make any material change in the nature of its business as carried on at the date hereof.

        Section 6.5    Subsidiaries.    After the date of this Agreement, neither the Parent nor the Borrower nor any of their Subsidiaries will form or acquire any corporation, limited liability company or other entity which would thereby become a Subsidiary of the Parent or the Borrower, except for corporations or limited liability companies formed or acquired by the Borrower or any Subsidiary in connection with Permitted Acquisitions and for which the Agent has received executed versions of the documents contemplated by Section 5.14.

        Section 6.6    Negative Pledges; Subsidiary Restrictions.    Neither the Parent nor the Borrower nor any of their Subsidiaries will enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit the Parent, the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Parent, the Borrower or such Subsidiary to grant, to the Banks any Lien on any assets or properties of the Parent, the Borrower or such Subsidiary, or (ii) require the Parent, the Borrower or such Subsidiary to grant a Lien to any other Person if the Parent, the Borrower or such Subsidiary grants any Lien to the Banks. Neither the Parent nor the Borrower nor any of their Subsidiaries will place or allow any restriction, directly or indirectly, on the ability of any such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary's Equity Interests or (b) make loans or other cash payments to the Borrower.

        Section 6.7    Restricted Payments.    Neither the Parent nor the Borrower nor any of their Subsidiaries will make any Restricted Payments, except for:

          (a)    distributions by the Parent, Borrower or any of their Subsidiaries in units or shares of its own Equity Interests;

          (b)    cash distributions by any Subsidiary of the Borrower to the Borrower;

          (c)    Distributions for Tax;

          (d)    acquisitions, purchases, redemptions or retirements by the Borrower or any of its Subsidiaries of its Equity Interests, provided that (a) no Event of Default is continuing or would arise therefrom and (b) the aggregate amount of such repurchases, redemptions, retirements or acquisitions shall not exceed $500,000 in any fiscal year of the Parent; and,

          (e)    cash distributions by the Borrower to the Parent.

        Section 6.8    Transactions with Affiliates.    Neither the Parent nor the Borrower nor any of their Subsidiaries will enter into any transaction with any Affiliate of the Parent or Borrower, except upon fair and reasonable terms no less favorable than the Parent, the Borrower or such Subsidiary would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Parent or the Borrower.

        Section 6.9    Accounting Changes; Organizational Documents; Acquisition Documents.    Neither the Parent nor the Borrower nor any of their Subsidiaries will (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any of their Subsidiaries, (b) amend, modify or change any of its organizational documents in any manner adverse in any respect to the rights or interests of the Banks or (c) amend, modify or change any of Acquisition Documents (as defined in the Existing Credit Agreement) in any way in any manner adverse in any respect to the rights or interests of the Banks.

        Section 6.10    [Reserved]

        Section 6.11    Subordinated Debt.    Neither the Parent nor the Borrower nor any of their Subsidiaries will (a) make any scheduled payment of the principal of or interest on any Subordinated Debt that would be prohibited by the terms of such Subordinated Debt or any related Subordination Agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or modify any instrument or agreement evidencing Subordinated Debt; (d) amend or cancel the subordination provisions applicable to any Subordinated Debt; (e) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (f) omit to give the Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

        Section 6.12    Investments.    Neither the Parent nor the Borrower nor any of their Subsidiaries will acquire for value, make, have or hold any Investments, except:

          (a)    investments in Subsidiaries existing on the Closing Date and the other existing loans, advances and investments described on Schedule 6.12;

          (b)    Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

          (c)    Certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Agent.

          (d)    Commercial paper given the highest rating by a nationally recognized rating service.

          (e)    Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than seven (7) days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.

          (f)    Other readily marketable Investments in debt securities which are reasonably acceptable to the Majority Banks;

          (g)    investments by the Borrower or any of its Subsidiaries in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if (i) such acquisition has been previously approved in writing by the Majority Banks and (ii) the Borrower shall have demonstrated on a pro forma compliance with Sections 6.15, 6.16, 6.17, 6.18 and 6.19 for the four fiscal quarters following such acquisition (collectively, "Permitted Acquisitions");

          (h)    intercompany loans and advances in connection with intercompany Indebtedness permitted under Section 6.13(h); and

          (i)    loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time other than in the ordinary course of the Borrower's compensation of its experts.

        Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by the Parent, the Borrower or any of their Subsidiaries.

        Section 6.13    Indebtedness.    Neither the Parent nor the Borrower nor any of their Subsidiaries will incur, create, issue, assume or suffer to exist any Indebtedness, except:

          (a)    the Obligations;

          (b)    Indebtedness of the Borrower incurred in connection with a Rate Protection Agreement upon terms and conditions reasonably satisfactory to the Agent.

          (c)    Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and not otherwise permitted under this Section 6.13 as set forth on Schedule 6.13, and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof;

          (d)    Capitalized Lease Obligations of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $1,000,000 on any date of determination;

          (e)    purchase money Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $1,000,000 on any date of determination;

          (f)    Contingent Obligations in favor of the Agent for the benefit of the Agent and the Banks;

          (g)    Contingent Obligations of the Borrower or any of its Subsidiaries with respect to Indebtedness permitted pursuant to subsections (a) through (e) of this Section 6.13;

          (h)    intercompany Indebtedness between the Borrower and any Subsidiary of the Borrower or between any Subsidiary of the Borrower and any other Subsidiary of the Borrower incurred in the ordinary course of business and in an aggregate amount not to exceed $2,000,000 at any time;

          (i)    unsecured Indebtedness in an aggregate amount not to exceed $500,000 at any time;

          (j)    the Contingent Purchase Price Obligations; provided that such Contingent Purchase Price Obligations (i) shall at no time exceed an aggregate principal amount of $10,000,000, (ii) shall be subordinated in right and time of payment to the Obligations pursuant to the Contingent Purchase Price Subordination Agreement, and (iii) shall not be payable at any time until the Obligations shall have been paid and satisfied in full; and,

          (k)    reimbursement obligations in favor of Wachovia Bank, National Association with respect to the Existing Letter of Credit.

        Section 6.14    Liens.    Neither the Parent nor the Borrower nor any of their Subsidiaries will create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Parent, the Borrower or any of their Subsidiaries, except:

          (a)    Liens granted to the Agent and the Banks under the Security Documents to secure the Obligations.

          (b)    Liens existing on the date of this Agreement and disclosed on Schedule 6.14 hereto.

          (c)    Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Parent, the Borrower or any of their Subsidiaries.

          (d)    Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

          (e)    Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

          (f)    Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

          (g)    Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Parent, Borrower or any of their Subsidiaries in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Parent, the Borrower or any of their Subsidiaries to provide collateral to the depository institution.

          (h)    Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Parent, Borrower or any or their Subsidiaries.

          (i)    The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

          (j)    Liens in any cash collateral deposited by the Borrower with Wachovia Bank, National Association as contemplated by the Assignment Agreement to secure the Indebtedness permitted by Section 6.13(k).

        Section 6.15    EBITDA.    Neither the Parent nor the Borrower will permit the EBITDA, for each period of four fiscal quarters indicated below, to be less than:

          (a)    $14,000,000 for the four fiscal quarters ending on or about December 31, 2003 and each period of fiscal quarters thereafter to and including the four fiscal quarters ending on or about September 30, 2004,

          (b)    $16,000,000 for the four fiscal quarters ending on or about December 31, 2004 and each period of fiscal quarters thereafter to and including the four fiscal quarters ending on or about September 30, 2005, and

          (c)    $18,000,000 for the four fiscal quarters ending on or about December 31, 2005 and each period of fiscal quarters thereafter.

        Section 6.16    Interest Coverage Ratio.    Neither the Parent nor the Borrower will permit the Interest Coverage Ratio, for each period of four fiscal quarters indicated below, to be less than:

          (a)    3.00 to 1.00 for the four fiscal quarters ending on or about March 31, 2003 and each period of fiscal quarters thereafter to and including the four fiscal quarters ending on or about September 30, 2003, and

          (b)    4.00 to 1.00 for the four fiscal quarters ending on or about December 31, 2003 and each period of fiscal quarters thereafter.

        Section 6.17    Fixed Charge Coverage Ratio.    Neither the Parent nor the Borrower will permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter of the Parent for the four consecutive fiscal quarters ending on that date, to be less than 1.25 to 1.0.

        Section 6.18    Cash Flow Leverage Ratio.    Neither the Parent nor the Borrower will permit the Cash Flow Leverage Ratio, for each period of four fiscal quarters indicated below, to be more than:

          (a)    2.00 to 1.00 for the four fiscal quarters ending on or about each of March 31, 2003 and June 30, 2003,

          (b)    1.75 to 1.00 for the four fiscal quarters ending on or about September 30, 2003 and each period of fiscal quarters thereafter to and including the four fiscal quarters ending on or about September 30, 2004, and

          (c)    1.50 to 1.00 for the four fiscal quarters ending on or about December 31, 2004 and each period of fiscal quarters thereafter.

        Section 6.19    Asset Coverage Ratio.    Neither the Parent nor the Borrower will permit the Asset Coverage Ratio, as last day of any fiscal quarter, to be less than 1.20 to 1.00.

        Section 6.20    Loan Proceeds.    Neither the Parent nor the Borrower nor any of their Subsidiaries will use any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.

        Section 6.21    Sale and Leaseback Transactions.    Neither the Parent nor the Borrower nor any of their Subsidiaries will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, and thereafter lease such property for the same or a substantially similar purpose or purposes as the property sold or transferred.

        Section 6.22    Hedging Agreements.    Neither the Parent nor the Borrower nor any of their Subsidiaries will enter into any hedging arrangements, other than any Rate Protection Agreements.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

        Section 7.1    Events of Default.    The occurrence of any one or more of the following events shall constitute an Event of Default:

          (a)    The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note or any other Obligation required to be made to the Agent or any Bank pursuant to this Agreement and, in the case of any such failure to make any payment of interest or fees hereunder, such failure shall continue unremedied for 3 Business Days.

          (b)    Any representation or warranty made by or on behalf of the Parent, Borrower or any of their Subsidiaries in this Agreement or any other Loan Document or by or on behalf of the Parent, Borrower or any of their Subsidiaries in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

          (c)    The Borrower shall fail to comply with Sections 5.2 or 5.3 hereof or any Section of Article VI hereof.

          (d)    The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to Section 5.1, or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.

          (e)    Any default (however denominated or defined) shall occur under any Security Document.

          (f)    The Parent, the Borrower or any of their Subsidiaries shall become insolvent or generally not able to pay its debts as they mature to meet obligations as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Parent, the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Parent, the Borrower or any of their Subsidiaries or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Parent, the Borrower or any of their Subsidiaries shall make an assignment for the benefit of creditors.

          (g)    Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Parent, the Borrower or any of their Subsidiaries, and, if instituted against the Parent, the Borrower or any Subsidiaries, shall have been consented to or acquiesced in by the Parent, the Borrower or any such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Parent, the Borrower or such Subsidiary.

          (h)    Any dissolution or liquidation proceeding not permitted by Section 5.2 shall be instituted by or against the Parent, the Borrower or any of their Subsidiaries, and, if instituted against the

  Parent, the Borrower or such Subsidiary, shall be consented to or acquiesced in by the Parent, the Borrower or such Subsidiary or shall remain for 60 days undismissed.

          (i)    A judgment or judgments for the payment of money in excess of the sum of $2,000,000 shall be rendered against the Parent, the Borrower or any of their Subsidiaries and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 30 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

          (j)    The maturity of any material Indebtedness of the Parent, the Borrower or any of their Subsidiaries (other than Indebtedness under the Loan Documents) shall be accelerated, or the Parent, the Borrower or any of their Subsidiaries shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Parent, the Borrower or any of their Subsidiaries shall be deemed "material" if it exceeds $1,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(j) has occurred.

          (k)    Any execution or attachment shall be issued whereby any substantial part of the property of the Parent, the Borrower or any of their Subsidiaries shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

          (l)    The Parent shall repudiate or purport to revoke the Guaranty, or the Guaranty for any reason shall cease to be in full force and effect as to the Parent or shall be judicially declared null and void as to the Parent.

          (m)    Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Parent, the Borrower or any of their Subsidiaries, or the Agent or the Banks shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Agent or the Banks if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $100,000 and (ii) any of the foregoing shall remain unremedied for ten days or more after receipt of notice thereof to the Borrower from the Agent.

          (n)    Any Change of Control shall occur.

          (o)    The Parent, the Borrower or any of their Subsidiaries shall fail to pay any amount payable in respect of any Rate Protection Agreement when the same becomes due and payable (whether by scheduled payment, termination or likewise), and such failure shall continue after the applicable grace period, if any, specified in such agreement.

        Section 7.2    Remedies.    If (a) any Event of Default described in Sections 7.1(f), (g) or (h) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall take any of the following actions so requested: (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

        Section 7.3    Offset.    In addition to the remedies set forth in Section 7.3, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes each Bank to set off any Obligations owed to such Bank against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, such Bank, and to set off all Obligations against all amounts in the Holding Account. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of any Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker's Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII
THE AGENT

        The following provisions shall govern the relationship of the Agent with the Banks.

        Section 8.1    Appointment and Authorization.    Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Parent, the Borrower or the Banks.

        Section 8.2    Note Holders.    The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

        Section 8.3    Consultation With Counsel.    The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

        Section 8.4    Loan Documents.    The Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties in any Loan Document or be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

        Section 8.5    USBNA and Affiliates.    With respect to its Commitments and the Loans made by it, USBNA shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and USBNA and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

        Section 8.6    Action by Agent.    Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

        Section 8.7    Credit Analysis.    Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

        Section 8.8    Notices of Event of Default, Etc.    In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks.

        Section 8.9    Indemnification.    Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank's share of the aggregate Revolving and Term Loan Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Parent or the Borrower of any of its obligations under this Agreement.

        Section 8.10    Payments and Collections.    All funds received by the Agent in respect of any payments made by the Borrower on the Term Notes shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Term Loan Percentage. All funds received by the Agent in respect of any payments made by the Borrower on the Revolving Notes, Revolving Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Revolving Percentage. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank that has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective Total Percentages) for application on the Notes and any Rate Protection Agreements; (c) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by the Borrower hereunder; and (d) last to the Agent to be held in the Holding Account to cover any outstanding Letters of Credit.

        Section 8.11    Sharing of Payments.    If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank's share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker's lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.

        Section 8.12    Advice to Banks.    The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.

        Section 8.13    Defaulting Bank.

          (a)    Remedies Against a Defaulting Bank.    In addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank such Defaulting Bank's right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Banks, shall be suspended while such Bank remains a Defaulting Bank. If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the overnight Federal Funds rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Bank's Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.

          (b)    Purchase from Defaulting Bank.    Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank's Commitments. If more than one Bank exercises such right, each such Bank shall have the right to acquire such proportion of such Defaulting Bank's Commitments on a pro rata basis. Upon any such purchase, the Defaulting Bank's interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 9.6(c), including an Assignment in form acceptable to the Agent. The purchase price for the Commitments of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting Bank by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrower). Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

        Section 8.14    Resignation.    If at any time USBNA shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent.

ARTICLE IX
MISCELLANEOUS

        Section 9.1    Modifications.    Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, provided the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Majority Banks.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

          (a)    Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of the holder of each Note so affected; or

          (b)    Increase the amount or extend the time of any Commitment of any Bank, without the consent of such Bank; or

          (c)    Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

          (d)    Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Banks; or

          (e)    Amend the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

          (f)    Amend any of the foregoing Subsections (a) through (e) of this Section or this Subsection (f) without the consent of all the Banks; or

          (g)    Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or

          (h)    Amend any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Agent.

        Section 9.2    Expenses.    Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification, syndication and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

        Section 9.3    Waivers, etc.    No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

        Section 9.4    Notices.    Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.

        Section 9.5    Taxes.    The Borrower agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

        Section 9.6    Successors and Assigns; Participations; Purchasing Banks.

          (a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Banks, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

          (b)    Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("Participants") participating interests in a minimum amount of $3,000,000 in any Revolving Loan or Term Loan or other Obligation owing to such Bank, any Revolving Note or Term Note held by such Bank, and any Revolving Commitment or Term Loan Commitment of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, (i) such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance thereof, (iii) such Bank shall remain the holder of any such Revolving Note or Term Note for all purposes under this Agreement, (iv) the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1(a)-(e) without the prior consent of such Participant. The Borrower agrees that, if amounts are outstanding under this Agreement, the Revolving Notes, the Term Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note, Term Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Revolving Note or Term Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 8.11. The Borrower and the Parent agree that each Participant shall be entitled to the benefits of Sections 2.21, 2.22, 2.23, 2.24, 2.25, 2.26, 2.27 and 9.2 with respect to its participation in the Revolving Commitments, Term Loan Commitments, Revolving Loans and Term Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

          (c)    Each Bank may, from time to time, with the consent of the Agent and the Borrower (neither of which consents shall be unreasonably withheld or delayed; and if an Event of Default shall have occurred and be continuing, then consent of the Borrower shall not be required), assign to other lenders ("Assignees") all or part of its rights or obligations hereunder or under any Loan Document in a minimum amount of $3,000,000 evidenced by any Revolving Note then held by that Bank, together with equivalent proportions of its Revolving Commitment, any Term Note then held by that Bank, its Term Loan Commitment pursuant to written agreements executed by such assigning Bank, such Assignee(s), the Borrower and the Agent in substantially the form of Exhibit H, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes and Term Notes which is to be assigned to each Assignee and the portion of the Revolving Commitment and Term Loan Commitment of such Bank to be assumed by each Assignee (each, an "Assignment Agreement"); provided, however, that the assigning Bank must pay to the Agent a processing and recordation fee of $3,500 per assignment. Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Assignee, the Borrower and the Agent, payment to the assigning Bank by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Borrower of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a "Bank" for all purposes of this Agreement with a pro rata share of the Revolving Commitment and a Term Loan Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (y) such assigning Bank shall have no further liability for funding the portion of its Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of each Assignment Agreement, the assigning Bank shall surrender to the Agent the Revolving Note and Term Note a portion of which is being assigned, and the Borrower shall execute and deliver a Revolving Note and Term Note to the Assignee in the amount of its Revolving Commitment and its Term Loan Commitment, respectively, and a new Revolving Note and Term Note to the assigning Bank in the amount of its Revolving Commitment and Term Loan Commitment, respectively, after giving effect to the reduction occasioned by such assignment, all such Notes to constitute "Revolving Notes" and "Term Notes" for all purposes of this Agreement and of the other Loan Documents.

          (d)    Each Bank may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Bank's possession concerning the Parent, the Borrower or any of their Subsidiaries which has been delivered to such Bank by or on behalf of the Parent, Borrower or any of their Subsidiaries pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Parent, the Borrower or any of their Subsidiaries in connection with such Bank's credit evaluation of the Parent, the Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, such Bank shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 9.7.

          (e)    Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        Section 9.7    Confidentiality of Information.    The Agent and each Bank shall use reasonable efforts to assure that information about the Parent, the Borrower and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between such Bank and the Parent or the Borrower and shall not be divulged to any Person other than the Bank, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Banks hereunder and under the Notes, the Guaranty and the Security Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other then as a result of disclosure by the Agent or a Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty's professional advisor, (f) to any nationally recognized rating agency that requires information about a Bank's investment portfolio in connection with ratings issued with respect to such Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over any Bank or by any applicable law, rule, regulation or judicial process, the opinion of any Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. Neither the Agent nor any Bank shall incur any liability to the Parent or the Borrower by reason of any disclosure permitted by this Section.

        Section 9.8    Governing Law and Construction.    THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

        Section 9.9    Consent to Jurisdiction.    AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

        Section 9.10    Waiver of Jury Trial.    EACH OF THE BORROWER, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 9.11    Survival of Agreement.    All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrower under Section 9.2, Section 9.5 and Section 9.12 shall survive payment in full of the Obligations and the termination of the Commitments.

        Section 9.12    Indemnification.    The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

          (a)    by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

          (b)    by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's gross negligence illegal acts, or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

        This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

        Section 9.13    Captions.    The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

        Section 9.14    Entire Agreement.    This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

        Section 9.15    Counterparts.    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

        Section 9.16    Borrower Acknowledgements.    Each of the Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.

        Section 9.17    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Bank.

        Section 9.18    Effect of Existing Credit Agreement.    As to the Borrower and the Banks, this Agreement amends and restates the Existing Credit Agreement in its entirety, provided that the obligations of the Borrower incurred under the Existing Credit Agreement shall continue under this Agreement, and shall not in any circumstances be terminated, extinguished or discharged hereby or thereby but shall hereafter be governed by the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LECG, LLC
By:	/s/ JOHN C. BURKE
Title: Chief Financial Officer

Address for Borrower:
2000 Powell Street, Suite 600
Emeryville, CA 94608
Attention: Chief Financial Officer

With a copy of Notices to:

LECG
33 West Monroe Street, Suite 1850
Chicago, IL 60603
Attention: Marvin A. Tenenbaum, General Counsel

Thoma Cressey Equity Partners
600 Montgomery Street, 27th Floor
San Francisco, California 94111
Attention: William Leibeck

[Signature Page to Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ ROBERT A. ROSATI
Title: Vice President In its individual corporate capacity and as Agent

Address for USBNA and Agent:
800 Nicollet Mall—BC-MN-H03Q
Minneapolis, Minnesota 55402
Attention: Robert Rosati

[Signature Page to Amended and Restated Credit Agreement]

LASALLE BANK NATIONAL ASSOCIATION
By:

Title:
Address:

Attention:

[Signature Page to Amended and Restated Credit Agreement]

Schedule 1.1 to Credit Agreement

Commitment Amounts

Bank	Revolving Commitment Amount	Term Loan Commitment Amount
U.S. Bank National Association	$6,000,000	$9,000,000
LaSalle Bank National Association	$6,000,000	$9,000,000

EXHIBIT A TO
AMENDED AND RESTATED
CREDIT AGREEMENT

FORMULA FOR BORROWING BASE

        1.     Borrowing Base.    The "Borrowing Base" as of any date of determination shall be 80% of the face amount of Eligible Accounts.

        2.     Definitions.    Capitalized terms use herein which are defined in the Credit Agreement are used herein with the respective meanings attributed thereto in the Credit Agreement. In addition, for the purposes of this Exhibit and for determining the Borrowing Base, the following terms shall have the following respective meanings:

          "Eligible Accounts": the right of the Borrower to receive payment for goods sold or services rendered, including any such right evidenced by instruments or chattel paper, provided such right to payment:

  (a)
  has arisen out of the sale of goods or the performance of services by the Borrower within the United States, or, if such goods are sold or services performed outside the United States, is backed by a letter of credit issued or confirmed by a bank chartered under the laws of the United States or of any State;

  (b)
  is the valid, binding and legally enforceable obligation of the obligor and such right to payment has not been subordinated by the Borrower to any other claim against the obligor and such obligor is not (i) the Borrower or an Affiliate of the Borrower (ii) a Person who is a shareholder, director, officer or employee of the Borrower, (iii) a debtor under any proceeding under the Bankruptcy Code or comparable provision of state or foreign law, (iv) an assignor for the benefit of creditors, (v) the United States or any department, agency or instrumentality thereof unless the Borrower shall have complied with the Assignment of Claims Act to the satisfaction of the Agent, (vi) a state or political subdivision (including, without limitation, any municipality, county, city or school district) or any department, agency or instrumentality thereof if the laws of such state restrict or prohibit the assignability of such rights to payment unless the Borrower shall have complied with all applicable laws or regulations that would permit such assignment;

  (c)
  is assignable;

  (d)
  is subject to a perfected first security interest in favor of the Agent and is free and clear of any other Lien;

  (e)
  is not subject to any claimed offset, counterclaim or other defense with respect thereto;

  (f)
  is not owed by an obligor who is obligated on accounts, the aggregate outstanding unpaid balance of which exceeds any credit limits established for such obligor by the Agent;

  (g)
  is not unpaid more than 120 days from the date of the relevant invoice;

  (h)
  is not owed by an obligor who is obligated on accounts owed to the Borrower more than 25% of the aggregate unpaid balance of which remains unpaid for longer than the relevant period specified in clause (g) above;

  (i)
  is not conditioned upon the approval of the obligor obligated thereon or subject to any repurchase obligations on the part of the Borrower or any return privilege on the part of such obligor; and

A-1

  (j)
  is not, as reasonably determined by the Agent in its discretion, uncollectible, difficult to collect or otherwise disqualified;

provided, that the Agent shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its discretion, to establish reserves against the aggregate amount of Eligible Accounts.

A-2

EXHIBIT D TO
AMENDED AND RESTATED
CREDIT AGREEMENT

REVOLVING NOTE

$[ ]	[date] Minneapolis, Minnesota

        FOR VALUE RECEIVED, LECG, LLC, a California limited liability company, hereby promises to pay to the order of [            ] (the "Bank") at the main office of U.S. Bank National Association in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Revolving Commitment Ending Date the principal amount of [            ] DOLLARS and NO CENTS ($[            ]) or, if less, the aggregate unpaid principal amount of the Revolving Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

        This note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement dated concurrently herewith (as the same may hereafter be from time to time amended, restated or otherwise modified, the "Credit Agreement") among the undersigned, the Bank and the other banks named therein. This note, together with the other Revolving Notes, amends and restates, but does not constitute payment upon or a novation of, the Borrower's obligations under the "Revolving Credit Notes" and $800,000 of the outstanding principal balance of the "Term Notes", as those terms are defined in the Existing Credit Agreement. This note is secured, it is subject to certain mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

        In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

        THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

LECG, LLC
By:

Title:

D-1

EXHIBIT E TO
AMENDED AND RESTATED
CREDIT AGREEMENT

TERM NOTE

$[ ]	[date] Minneapolis, Minnesota

        FOR VALUE RECEIVED, LECG, LLC, a California limited liability company, hereby promises to pay to the order of [            ] (the "Bank") at the main office of U.S. Bank National Association in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) the principal amount of [            ] AND NO/100 DOLLARS ($[    ]) and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

        The principal hereof is payable as set forth in the Credit Agreement.

        This note is one of the Term Notes referred to in the Amended and Restated Credit Agreement dated concurrently herewith (as the same may hereafter be from time to time amended, restated or otherwise modified, the "Credit Agreement") among the undersigned, the Bank and the other banks named therein. This note, together with the other Term Notes and $800,000 of the initial advance upon the Revolving Notes, amends and restates, but does not constitute payment upon or a novation of, the Borrower's obligations under "Term Notes", as that term is defined in the Existing Credit Agreement. This note is secured and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

        In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

        THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

LECG, LLC
By:

Title:

EXHIBIT H TO
AMENDED AND RESTATED
CREDIT AGREEMENT

Form of
ASSIGNMENT AGREEMENT

        ASSIGNMENT AGREEMENT, dated as of                        , among (the "Transferor Bank"), (the "Purchasing Bank"), LECG, LLC, a California limited liability company (the "Borrower"), and U.S. Bank National Association, as Agent for the Banks under the Credit Agreement described below (in such capacity, the "Agent").

W I T N E S S E T H

        WHEREAS, this Assignment Agreement is being executed and delivered in accordance with Section 9.6 of the Amended and Restated Credit Agreement, dated as of March 28, 2003, among the Borrower, the Transferor Bank and the other Banks party thereto, and the Agent (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the "Credit Agreement", terms defined therein being used herein as therein defined);

        WHEREAS, the Purchasing Bank wishes to become a Bank party to the Credit Agreement; and

        WHEREAS, the Transferor Bank is selling and assigning to the Purchasing Bank rights, obligations and commitments under the Credit Agreement;

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        1.    Upon the execution and delivery of this Assignment Agreement by the Purchasing Bank, the Transferor Bank, the Agent, and the Borrower, the Purchasing Bank shall be a Bank party to the Credit Agreement for all purposes thereof.

        2.    Effective on                        , (the "Effective Date"), the Transferor Bank hereby sells and assigns to the Purchasing Bank a portion of its Revolving Commitment Amount equal to $                        , a portion of its Revolving Loans equal to $                        and a portion of its Term Loan equal to $                        (collectively, the "Assigned Amounts"), and corresponding portions of the principal amount of and all interest accrued on its Loans outstanding under the Credit Agreement. Together with the Assigned Amounts, the Transferor Bank hereby assigns to the Purchasing Bank a pro rata share of the Transferor Bank's interest as a Bank in the Loan Documents (the Assigned Amounts, such Loans and such interest in the Loan Documents being hereinafter referred to as the "Assigned Interest"). The Purchasing Bank hereby assumes the Assigned Amounts and the Transferor Bank's related obligations under the Loan Documents.

        3.    On the Effective Date, the Purchasing Bank shall pay to the Transferor Bank a purchase price (the "Purchase Price") equal to the outstanding principal amount of the Loans included in the Assigned Interest as of the day preceding the Effective Date. The Transferor Bank acknowledges receipt from the Purchasing Bank of an amount equal to the Purchase Price.

        4.    All interest and Revolving Commitment Fees accrued on the Assigned Interest for the billing period in which the Effective Date falls shall be paid to the Agent as provided in the Credit Agreement, and distributed by the Agent (a) with respect to amounts accrued before the Effective Date, to the Transferor Bank and (b) with respect to amounts accrued on or after the Effective Date, to the Purchasing Bank. The Transferor Bank has made arrangements with the Purchasing Bank with respect to the portion, if any, to be paid by the Transferor Bank to the Purchasing Bank of other fees heretofore received by the Transferor Bank pursuant to the Credit Agreement.

        5.    Subject to the provisions of paragraph 4 above, from and after the Effective Date, principal, interest, fees, and other amounts that would otherwise be payable to or for the account of the Transferor Bank pursuant to the Credit Agreement and the other Loan Documents in respect of the Assigned Interest shall, instead, be payable to or for the account of the Purchasing Bank. Each time the Banks are asked, from and after the Effective Date, to make Loans or otherwise extend credit under the Loan, Documents, the Agent shall advise the Purchasing Bank, as provided in the Credit Agreement, of the request, and the Purchasing Bank shall be solely responsible for making a Loan or otherwise extending credit in accordance with its Assigned Interest.

        6.    Concurrently with the execution and delivery hereof, (i) the Borrower, the Transferor Bank and the Purchasing Bank shall make appropriate arrangements so that a replacement Revolving Note and replacement Term Note shall be issued to the Transferor Bank, and a new Revolving Note and new Term Note shall be issued to the Purchasing Bank, in each case in principal amounts reflecting, in accordance with the Credit Agreement, their Revolving Commitments (as adjusted pursuant to this Assignment Agreement) and the outstanding principal balance of their Term Loans, (ii) as and to the extent provided in the Credit Agreement, the Agent shall prepare and distribute to the Borrower and the Banks a revised schedule of the Commitments, Loans and credit percentages of each Bank, after giving effect to the assignment of the Assigned Interest, and (iii) the Transferor Bank shall pay to the Agent a processing and recordation fee of $3,500.

        7.    The Transferor Bank (a) represents and warrants to the Purchasing Bank that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) represents and warrants to the Purchasing Bank that the copies of the Loan Documents and the related agreements, certificates, opinion and letters previously delivered to the Purchasing Bank are true and correct copies of the Loan Documents and related agreements, certificates, opinion and letters executed by and/or delivered in connection with the closing of the credit facilities contemplated by the Credit Agreement; (c) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto; and (d) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or the performance or observance by the Borrower or any ether Person of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

        8.    The Purchasing Bank (a) confirms to the Transferor Bank and the Agent that it has received a copy of the Loan Documents together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) acknowledges that it has, independently and without reliance upon the Transferor Bank, the Agent or any Bank and instead in reliance upon its own review of such documents and information as the Purchasing Bank deemed appropriate, made its own credit analysis and decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Transferor Bank, the Agent or any Bank, and based on such documents and information as the Purchasing Bank shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under the Loan Documents; and (c) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by the Purchasing Bank as a Bank under the Credit Agreement.

        9.    The Transferor Bank and the Purchasing Bank each individually represents and warrants that (a) it is validly existing and in good standing and has all requisite power to enter into this Agreement and to carry out the provisions hereof and has duly authorized the execution and delivery of this Agreement; (b) the execution and delivery of this Agreement and the performance of the obligations hereunder do not violate any provision of law, any order, rule or regulation of any court or governmental agency or its charter, articles of incorporation or bylaws or constitute a default under any agreement or other instrument to which it is a party or by which it is bound; and (c) it has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

        10.    Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

        11.    The address for notices to the Purchasing Bank as well as administrative information with respect to the Purchasing Bank is as set out below.

        12.    THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA.

[THE REMAINDER OF THIS PAGE INTENTIONALLY IS LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

as Transferor Bank
By:

Title:

as Purchasing Bank
By:

Title:

U.S. BANK NATIONAL ASSOCIATION, as Agent
By:

Name:
Title:

CONSENTED AND ACKNOWLEDGED: LECG, LLC
By:

Name:
Title:
[Required only if Purchasing Bank not already a Bank]

H-S-1

Schedule 1.1 to
Credit Agreement

Commitment Amounts

Bank	Revolving Commitment Amount	Term Loan Commitment Amount
U.S. Bank National Association	$6,000,000	$9,000,000
LaSalle Bank National Association	$6,000,000	$9,000,000

QuickLinks

  Exhibit 10.25
AMENDED AND RESTATED CREDIT AGREEMENT
RECITALS
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
ARTICLE II TERMS OF THE CREDIT FACILITIES
Part A—Terms of Lending
Part B—Terms of the Letter of Credit Facility
Part C—General
ARTICLE III CONDITIONS PRECEDENT
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V AFFIRMATIVE COVENANTS
ARTICLE VI NEGATIVE COVENANTS
ARTICLE VII EVENTS OF DEFAULT AND REMEDIES
ARTICLE VIII THE AGENT
ARTICLE IX MISCELLANEOUS
Schedule 1.1 to Credit Agreement
Commitment Amounts
  EXHIBIT A TO AMENDED AND RESTATED CREDIT AGREEMENT
FORMULA FOR BORROWING BASE
  EXHIBIT D TO AMENDED AND RESTATED CREDIT AGREEMENT
REVOLVING NOTE
  EXHIBIT E TO AMENDED AND RESTATED CREDIT AGREEMENT
TERM NOTE
  EXHIBIT H TO AMENDED AND RESTATED CREDIT AGREEMENT
Form of ASSIGNMENT AGREEMENT
Schedule 1.1 to Credit Agreement